FROM THE TRUSTEES                               [PHOTO OF JOHN A. HILL AND
                                                    GEORGE PUTNAM, III]


Dear Shareholder:

As you have already learned from the proxy statement we sent you a few weeks ago, we are seeking your vote for the merger of Putnam Investment Grade Municipal Income Trust III into its sister fund, Putnam Investment Grade Municipal Income Trust II.

It is the opinion of your Trustees and Putnam Investment Management that the consolidation would benefit the shareholders of both funds. The funds' investment objectives and policies are virtually identical and the merger is a key element in a plan to make the combined, larger fund more attractive to potential investors both by issuing additional preferred shares to enhance current income potential and by creating a larger trading market for the combined fund's common shares. Of course, there can be no guarantee that these steps would have the intended effect.

We urge you to consider the proposal carefully by reviewing the proxy statement and cast your vote either by mailing the completed proxy card or via the Internet at www.proxyweb.com/Putnam.

Respectfully yours,


/s/ John A. Hill                         /s/ George Putnam, III
----------------                         ----------------------

John A. Hill                             George Putnam, III
Chairman of the Trustees                 President of the Funds
June 20, 2001